Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Eastern Goldfields, Inc.

We hereby consent to the use in this Form 10KSB/A, Amendment No. 1 of our report dated April 9, 2008, relating to the consolidated balance sheets of Eastern Goldfields, Inc. (the “Company”) as of December 31, 2007 and December 31, 2006, and related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. We also consent to the reference to our firm under the Caption “Experts” in this Form 10KSB/A No.1.

/s/ Mendoza Berger & Company, LLP

Mendoza Berger & Company, LLP

Irvine, CA

September 18, 2008